EXHIBIT 5

December 14, 2000

Uproar Inc.
240 West 35th Street
New York, New York 10001


Dear Sirs:

     As an inducement to Uproar Inc. ("Acquiror") to execute and perform its obligations under the Agreement and Plan of Reorganization, dated December 6, 2000, among Acquiror, Trafficmarketplace.com Acquisition Corp., a wholly owned subsidiary of Acquiror ("Merger Sub"), Trafficmarketplace.com, Inc. ("Target") and certain other parties thereto, pursuant to which Merger Sub will merge with and into Target and Target shall survive as a wholly-owned subsidiary of Acquiror (the "Merger"), the undersigned hereby agrees that from the closing date of the Merger (the "Closing Date") and until 180 days after the Closing Date, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock, $0.01 par value, of Acquiror (the "Securities") it shall have received pursuant to the Merger, or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Acquiror.

     Any Securities received upon exercise of any stock options, warrants or any other convertible security granted to the undersigned will also be subject to this Agreement.

     Any Securities acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of Securities to an affiliate (as such term is defined in Rule 405 of the Securities Act of 1933, as amended), or to a family member or to a trust, or as a bona fide gift may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement.

     In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

     This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

                          Very truly yours,



                          Signed:  /s/ FREDERICK R. KRUEGER
                                   ------------------------

                          Name:  Frederick R. Krueger
                          Address:  2685 Pacific Avenue
                                    San Francisco, CA 94115